                                   Exhibit 12

                         Continental Global Group, Inc.

                Computation of Ratio of Earnings to Fixed Charges

                        (In thousands, except for ratios)












                                                                     Three months ended
                                                                          March 31
                                                                     ------------------
                                                                      1998        1997

Computation of Earnings:
Income before foreign income taxes                                   $  804      $1,925
Add:
   Interest expense                                                   3,242       1,284
   Portion of rent expense representative of an interest factor         184         112
                                                                     ------------------

Earnings                                                             $4,230      $3,321
                                                                     ==================

Computation of Fixed Charges:
   Interest expense                                                  $3,242      $1,284
   Portion of rent expense representative of an interest factor         184         112
                                                                     ------------------

Fixed Charges                                                        $3,426      $1,396
                                                                     ==================

Ratio of Earnings to Fixed Charges                                     1.23        2.38
                                                                     ==================